------------
   FORM 4

------------


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Sherman Delaware, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  c/o Apotex Holdings Inc.
  150 Signet Drive
--------------------------------------------------------------------------------
                                    (Street)

  Weston                        Ontario Canada               M9L 1T9
--------------------------------------------------------------------------------
   (City)                           (State)                   (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Barr Laboratories, Inc. (BRL)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     February 21, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |_|  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of
                                         2A.                                                     Securities    6.
                            2.           Deemed                                                  Beneficially  Owner-
                            Trans-       Execution    3.           4.                            Owned         ship       7.
                            action       Date, if     Transaction  Securities Acquired (A) or    Following     Form:      Nature of
                            Date         any          Code         Disposed of (D)               Reported      (D) Direct Indirect
1.                          ---------    ---------    (Instr. 8)   (Instr. 3 and 4)              Transactions  or (I)     Beneficial
Title of Security           (Month/      (Month/      ------------ --------------------------    (Instr. 3     Indirect   Ownership
(Instr. 3)                  Day/Year)    Day/Year)    Code     V   Amount   (A) or (D)   Price   and 4)        (Instr.4)  (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------------

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Common Stock                 2/21/03                    S               2,300       D     76.50
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Common Stock                 2/21/03                    S               1,100       D     76.49
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Common Stock                 2/21/03                    S               2,200       D     76.35
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Common Stock                 2/21/03                    S               1,800       D     76.31
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 800       D     76.30
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Common Stock                 2/21/03                    S                 200       D     76.29
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 100       D     76.26
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               2,800       D     76.23
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               2,900       D     76.22
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,300       D     76.21
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Common Stock                 2/21/03                    S               1,000       D     76.20
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               3,800       D     76.19
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Common Stock                 2/21/03                    S               3,200       D     76.18
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,300       D     76.17
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 500       D     76.16
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S              20,600       D     76.15
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               2,200       D     76.14
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 900       D     76.13
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               2,800       D     76.12
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Common Stock                 2/21/03                    S               1,600       D     76.11
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Common Stock                 2/21/03                    S              14,800       D     76.10
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               6,700       D     76.09
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               4,300       D     76.08
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 800       D     76.07
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,800       D     76.06
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               2,700       D     76.05
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               2,700       D     76.04
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 100       D     76.03
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               3,700       D     76.02
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 900       D     76.01
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S              28,600       D     76.00
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S              16,400       D     75.99
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S              13,600       D     75.98
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Common Stock                 2/21/03                    S               2,095       D     75.97
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               8,500       D     75.96
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S              17,000       D     75.95
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               3,500       D     75.94
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,600       D     75.93
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,600       D     75.92
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,800       D     75.91
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S              57,800       D     75.90
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 200       D     75.88
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Common Stock                 2/21/03                    S                 200       D     75.87
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 400       D     75.86
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 800       D     75.85
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 600       D     75.83
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S                 300       D     75.81
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Common Stock                 2/21/03                    S               4,300       D     75.80
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,700       D     75.79
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Common Stock                 2/21/03                    S               1,400       D     75.78
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               3,700       D     75.77
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 2/21/03                    S               1,800       D     75.76
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Common Stock                 2/21/03                    S              15,900       D     75.75   9,225,143       D         N/A
===================================================================================================================================


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     Any,     8)       4 and 5)      Date     Expira-            Number  ity     actions   (I)      ship
Security     Secur-  (Month/  (Month/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)Day/Year)Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*If the Form is filed by more than one reporting person, See Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

SHERMAN DELAWARE, INC.

By: /s/ Bernard C. Sherman                             February 25, 2003
    ---------------------------------------            ------------------
    **Signature of the Reporting Person                Date

    Dr. Bernard C. Sherman
    President

                             JOINT FILER INFORMATION

         This Form 4 is being filed jointly by the following parties: (i) Bernard C. Sherman ("Dr. Sherman"), who has sole voting and dispositive control, as the sole trustee, of the Bernard and Honey Sherman Trust ("Sherman Trust"), and who owns 99% of the outstanding capital stock of Sherman Holdings Inc. ("Sherman Holdings"); (ii) Sherman Trust which owns 99% of the common stock of Shermco, Inc. ("Shermco"); (iii) Sherman Holdings which owns 99% of the preferred stock of Shermco; (iv) Shermco which owns all of the outstanding capital stock of Sherfam Inc. ("Sherfam"); (v) Sherfam which owns all the outstanding capital stock of Apotex Holdings Inc. ("Apotex"); (vi) Apotex which owns all of the outstanding capital stock of SHERMFIN, INC. ("Shermfin"); (vii) Shermfin which owns all of the outstanding capital stock of Sherman Delaware, Inc ("SDI"); (viii) SDI which directly owns, as of the date of this filing, 11,382,038 shares of common stock of Barr Laboratories, Inc. Pursuant to Rule 16a-1(a)(4), the filing of this Form 4 shall not be deemed to be an admission by Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin that any of Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin is, for the purposes of Section 16 of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Form 4.


Name: Dr. Bernard C. Sherman
Address: 150 Signet Drive, Weston,
Ontario, Canada  M9L 1T9
Designated Filer: Sherman Delaware, Inc.
Issuer and Ticker Symbol:  Barr Laboratories, Inc. (BRL)
Date of Event Requiring Statement: February 21, 2003


/s/ Bernard C. Sherman
Bernard C. Sherman

Name: Bernard and Honey Sherman Trust                Name: Apotex Holdings Inc.
Address: 150 Signet Drive, Weston,                   Address: 150 Signet Drive, Weston,
Ontario, Canada M9L 1T9                              Ontario, Canada M9L 1T9
Designated Filer: Sherman Delaware, Inc.             Designated Filer: Sherman Delaware, Inc.
Issuer and Ticker Symbol:  Barr                      Issuer and Ticker Symbol:  Barr
Laboratories, Inc. (BRL)                             Laboratories, Inc. (BRL)
Date of Event                                        Date of Event
Requiring Statement: February 21, 2003               Requiring Statement: February 21, 2003


By: /s/ Bernard C. Sherman                            By: /s/ Bernard C. Sherman
        ------------------                                    ------------------
        Bernard C. Sherman                                    Bernard C. Sherman
        Sole Trustee                                          President


Name:  Sherman Holdings Inc.                         Name: SHERMFIN, INC.
Address: 150 Signet Drive, Weston,                   Address: 150 Signet Drive, Weston,
Ontario, Canada M9L 1T9                              Ontario, Canada M9L 1T9
Designated Filer: Sherman Delaware, Inc.             Designated Filer: Sherman Delaware, Inc.
Issuer and Ticker Symbol:  Barr                      Issuer and Ticker Symbol:  Barr
Laboratories, Inc. (BRL)                             Laboratories, Inc. (BRL)
Date of Event                                        Date of Event
Requiring Statement: February 21, 2003               Requiring Statement: February 21, 2003


By: /s/ Bernard C. Sherman                           By: /s/ Bernard C. Sherman
        ------------------                                   ------------------
        Bernard C. Sherman                                   Bernard C. Sherman
        President                                            President



Name: Shermco Inc.                                   Name: Sherfam Inc.
Address: 150 Signet Drive, Weston,                   Address: 150 Signet Drive, Weston,
Ontario, Canada M9L 1T9                              Ontario, Canada M9L 1T9
Designated Filer: Sherman Delaware, Inc.             Designated Filer: Sherman Delaware, Inc.
Issuer and Ticker Symbol: Barr                       Issuer and Ticker Symbol:  Barr
Laboratories, Inc. (BRL)                             Laboratories, Inc. (BRL)
Date of Event                                        Date of Event
Requiring Statement: February 21, 2003                Requiring Statement: February 21, 2003


By: /s/ Bernard C. Sherman                           By: /s/ Bernard C. Sherman
        -------------------                                  ------------------
        Bernard C. Sherman                                   Bernard C. Sherman
        Chairman                                             Chairman

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